Exhibit 2.1
EXECUTION COPY
     The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about KLA-Tencor or ADE. The terms and other information in the merger agreement should not be relied upon as disclosure about KLA-Tencor or ADE without consideration of the entirety of KLA-Tencor’s and ADE’s public disclosure as set forth in their respective public filings with the Securities and Exchange Commission. KLA-Tencor’s and ADE’s other public disclosure can be found in the other public filings that KLA-Tencor and ADE makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
     The merger agreement contains representations and warranties KLA-Tencor and ADE made to each other for purposes of allocating contractual risk among the parties to the agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that KLA-Tencor and ADE have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules and may be subject to standards of materiality that differ from those applicable to investors. Neither KLA-Tencor nor ADE believe that the disclosure schedules contain information that the securities laws require either or both of them to publicly disclose. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in KLA-Tencor’s or ADE’s respective public disclosures.
AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
dated as of
May 26, 2006
among
KLA-TENCOR CORPORATION,
ADE CORPORATION
and
SOUTH ACQUISITION CORPORATION

i

Schedule A Company Disclosure Schedule

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 26, 2006 among KLA-Tencor Corporation, a Delaware corporation (“Parent”), ADE Corporation, a Massachusetts corporation (the “Company”), and South Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
     WHEREAS, Parent, the Company and Merger Subsidiary entered into an Agreement and Plan of Merger (the “Original Agreement”) dated as of February 22, 2006 (the “Original Execution Date”);
     WHEREAS, Parent, the Company and Merger Subsidiary desire to amend and restate the Original Agreement on the terms set forth in this Agreement;
     WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into the Original Agreement, each Person listed on Annex A to the Original Agreement entered into a voting agreement in the form attached to the Original Agreement as Exhibit A; and
     WHEREAS, each such voting agreement remains in effect and is applicable to this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree that the Original Agreement shall be amended and restated as follows:
ARTICLE 1
Definitions
     Section 1.01 . Definitions. (a) As used herein, the following terms have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in such Third Party or its stockholders beneficially owning 20% or more of any class of equity or voting securities of the Company or the surviving entity in such transaction.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.
     “Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Closing Date” means the date of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Balance Sheet” means the consolidated balance sheet of the Company as of April 30, 2005, and the footnotes thereto set forth in the Company 10-K.
     “Company Balance Sheet Date” means April 30, 2005.
     “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
     “Company Disclosure Schedule” means the Company Disclosure Schedule attached hereto as Schedule A.
     “Company Stock Option Plans” means the Company’s 2000 Employee Stock Option Plan, 1997 Employee Stock Option Plan and 1995 Stock Option Plan, in each case as amended.
     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2005.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.
     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental

Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.
     “Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Intellectual Property” shall mean the rights associated with trademarks, service marks, trade names, and internet domain names, together with registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); rights in works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); rights in mask works and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies.
     “International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries.

     “Knowledge” of the Company means the actual knowledge of the employees of the Company set forth in the Company Disclosure Schedule. The Company employees so listed on the Company Disclosure Schedule are referred to herein as the “Company Senior Employees.”
     “Law” means any domestic or foreign federal, state, provincial, local, municipal or other law, statute, code, constitution, treaty, convention, ordinance, rule, regulation, administrative, executive or other order (whether temporary, preliminary or permanent) of any Governmental Authority, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding entered or imposed by any Governmental Authority, in any case that are in force as of the Original Execution Date or that come into force during the term of this Agreement, and as amended unless expressly specified otherwise.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than Permitted Liens. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset (unless such interest constitutes a Permitted Lien).
     “Massachusetts Law” means the Massachusetts Business Corporation Act (Massachusetts General Laws Chapter 156D), unless (and solely to the limited extent that) the Business Corporation Law of the Commonwealth of Massachusetts (Massachusetts General Laws Chapter 156B) is otherwise applicable, in which case, it shall mean the Business Corporation Law of the Commonwealth of Massachusetts (Massachusetts General Laws Chapter 156B).
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on such Person: (i) any change in the market price or trading volume of such Person; (ii) with respect to the Company, any adverse effect resulting from or arising out of the execution, delivery, announcement or performance of its obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iii) any change arising out of conditions affecting the economy or industry of such Person in general which does not affect such Person in a materially disproportionate manner relative to other participants in the economy or such industry, respectively; or (iv) with respect to the Company, any short-term adverse change in the Company’s revenues, gross margins or earnings (including any short-term delay in, or reduction or cancellation of, orders of the Company’s products), except for such changes as in the aggregate would be reasonably expected to have (in light of all relevant facts and circumstances) a material adverse impact on the Company’s earnings power over a commercially reasonable period of time (which period of time shall not be less than one year).
     “Nasdaq” means the Nasdaq National Market.
     “1933 Act” means the Securities Act of 1933, as amended.
     “1934 Act” means the Securities Exchange Act of 1934, as amended.
     “Option Exchange Ratio” means a fraction, the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the Nasdaq over the five trading days immediately preceding (but not including) the date on which the Effective Time occurs.
     “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.
     “Permitted Liens” means (i) mechanic’s and other similar statutory liens that are not material in nature or amount, (ii) liens for Taxes or other governmental charges not yet due and payable or due but not delinquent or that are being contested in good faith and reflected in financial statements of the Company contained within a Company SEC Document, (iii) liens for which adequate reserves have been established on the books of the Company; provided that such reserves are reflected in the Company Balance Sheet, (iv) restrictions on transfers of securities under applicable securities Laws, and (v) liens that do not materially impair the use or operation of the property or assets subject thereto.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Registered Intellectual Property” means U.S. and foreign (i) patents and pending patent applications, (ii) trademark registrations (including Internet domain registrations) and pending trademark applications, and (iii) copyright registrations and pending copyright applications.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Certificates	2.03
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company ESPP	7.04
Company Material Contracts	4.14
Company Preferred Stock	4.05
Company Proprietary Product	4.18
Company Real Property Leases	4.20
Company Registered Intellectual Property	4.18
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Continuing Employees	7.04
Effective Time	2.01
Employee Plans	4.21
End Date	10.01
Exchange Agent	2.03
Indemnified Person	7.03
Internal Controls	4.07
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.21
Original Agreement	Recitals
Original Execution Date	Recitals
Parent	Preamble
Parent ESPP	7.04
Payment Event	11.04
Proxy Statement	4.09
Reimbursement Cap	11.04
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.19

Term	Section
Taxing Authority	4.19
Tax Return	4.19
Tax Sharing Agreements	4.19
Uncertificated Shares	2.03
     Section 1.02 . Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all material amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.
ARTICLE 2
The Merger
     Section 2.01 . The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law and Massachusetts Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     (b) As soon as practicable (and in any event not later than two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9, other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, the Company and Merger Subsidiary shall file a certificate of merger and articles of merger with the Delaware Secretary of State and the Massachusetts Secretary of State, respectively, and make all other filings or recordings required by Delaware Law and Massachusetts Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger and the articles of merger are duly filed with the Delaware Secretary of State and the Massachusetts Secretary of State in accordance with Delaware Law and Massachusetts Law.
     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law and Massachusetts Law.
     (d) Upon the terms and subject to the conditions set forth herein, the consummation of the Merger (the “Closing”) will take place on the date on which the Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, unless another place is agreed to in writing by the parties hereto.
     Section 2.02 . Conversion of Shares. At the Effective Time:
     (a) except as otherwise provided in Section 2.02(b) and Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $32.50 in cash, without interest (the “Merger Consideration”);
     (b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and
     (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 2.03 . Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). At the Effective Time, Parent shall make available to the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
     (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.
     (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
     Section 2.04 . Stock Options. (a) Subject to Section 2.04(b), as of the Effective Time, each stock option outstanding under any stock option or compensation plan, agreement or arrangement of the Company (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock on substantially the same terms and conditions (including vesting schedule) as applied to such Company Stock Option immediately prior to the Effective Time, except that (i) the number of shares of Parent Common Stock subject to each assumed Company Stock Option shall be determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Stock Option by (B) the Option Exchange Ratio (such product to be rounded down to the nearest whole share); and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing (A) the per share exercise price for the shares of Company Common Stock in respect of which such Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Option Exchange Ratio.
     (b) At or immediately prior to the Effective Time, each Company Stock Option held by a non-employee director or former director of the Company outstanding under any employee stock option or compensation plan or arrangement of the Company, whether or not exercisable or vested, shall be canceled, and the Company shall pay each such holder at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of (A) the per share Merger Consideration over (B) the applicable exercise price of such option by (ii) the number of shares of Company Common Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.
     (c) Prior to the Effective Time, the Company shall (i) use its commercially reasonable efforts to obtain any consents from holders of options to purchase shares of Company Common Stock granted under the Company’s stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04. Notwithstanding any other provision of this Section 2.04, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.
     (d) To the extent the Company Stock Options are assumed by Parent pursuant to Section 2.04(a) above: (i) Parent shall take such actions as are necessary for such assumption of Company Stock Options, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04; (ii) Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Common Stock subject to such assumed Company Stock Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such assumed Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Options remain outstanding; (iii) Parent shall take all actions required under the rules and regulations of the Nasdaq with respect to the assumption by it of the Company Stock Options; and (iv) it is intended that the Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options (as defined in Section 422 of the Code) to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and this Section 2.04 shall be construed consistent with such intent.
     Section 2.05 . Adjustments. If, during the period between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up or combination, exchange or readjustment of shares of Company Common Stock, or any stock dividend thereon (including any dividend of Company Common Stock or any securities convertible into Company Common Stock) with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
     Section 2.06 . Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.07 . Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
The Surviving Corporation
     Section 3.01 . Articles of Organization. The articles of organization of the Company in effect at the Effective Time shall be the articles of organization of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 3.02 . Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 3.03 . Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE 4
Representations and Warranties of the Company
     Except as expressly set forth in the Company Disclosure Schedule, subject to Section 11.05, the Company represents and warrants to Parent that:
     Section 4.01 . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of The Commonwealth of Massachusetts. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material

Adverse Effect on the Company. The Company has heretofore delivered or made available (including through the SEC’s EDGAR system) to Parent true and complete copies of the articles of organization and bylaws of the Company as currently in effect.
     Section 4.02 . Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company.
     (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03) to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).
     Section 4.03 . Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger and the filing of articles of merger with respect to the Merger with the Delaware Secretary of State and the Massachusetts Secretary of State, respectively, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 4.04 . Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (taking into account for these purposes only the adverse effects specified in clause (ii) of the definition of Material Adverse Effect) or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.
     Section 4.05 . Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $1.00 par value (the “Company Preferred Stock”). As of February 21, 2006, there were outstanding 14,462,887 shares of Company Common Stock, no shares of Company Preferred Stock and employee stock options to purchase an aggregate of 701,784 shares of Company Common Stock (of which options to purchase an aggregate of 406,430 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of each outstanding employee stock option to purchase shares of Company Common Stock, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.
     (b) Except as set forth in this Section 4.05 and for changes since February 21, 2006 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its

Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
     Section 4.06 . Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All active Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K.
     (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
     Section 4.07 . SEC Filings and the Sarbanes-Oxley Act. (a) The Company has delivered or made available (including through the SEC’s EDGAR system) to Parent (i) the Company’s annual report on Form 10-K for its fiscal year ended April 30, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended July 31, 2005, and October 31, 2005, (iii) its proxy statement relating to the Company’s 2005 annual meeting of stockholders and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since April 30, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the Original Execution Date, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.07(c) will not apply to statements or omissions in the Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent or Merger Subsidiary in writing specifically for use therein.
     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable (including through incorporation by reference of other Company SEC Documents), filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.
     (f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“Internal Controls”). Such Internal Controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the Original Execution Date, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since May 1, 2002.
     (g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
     Section 4.08 . Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the condensed nature of footnote disclosure in the case of any unaudited interim financial statements).
     Section 4.09 . Disclosure Documents. The proxy statement (the “Proxy Statement”) to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting shall not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions in the Proxy Statement or any amendment or supplement thereto based upon information furnished to the Company by Parent or Merger Subsidiary in writing specifically for use therein.
     Section 4.10 . Absence of Certain Changes. Since the Company Balance Sheet Date and through the Original Execution Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:
     (a) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (b) any adoption of or proposal to adopt any change to the Company’s articles of organization or bylaws;
     (c) any reclassification, recapitalization, stock split, split-up or combination, exchange or readjustment with respect to any shares of capital stock of the Company;

     (d) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its non-wholly owned Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its non-wholly owned Subsidiaries;
     (e) any amendment of any material term of any outstanding Company Security or any security of its Subsidiaries;
     (f) any merger or consolidation involving the Company or any of its Subsidiaries, or any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;
     (g) any sale, lease, license or other disposition of any material Subsidiary or any assets, securities or property material to the Company and its Subsidiaries, on a consolidated basis, by the Company or any of its Subsidiaries, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;
     (h) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any material indebtedness for borrowed money;
     (i) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset;
     (j) any making of any loan, advance or capital contribution in excess of $100,000 to or investment in any Person, other than (i) advances or investments in wholly owned Subsidiaries, and (ii) advances or loans to vendors made in the ordinary course of business consistent with past practice;
     (k) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (l) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries that would be required to be identified as a material contract in a report by the Company on Form 8-K, Form 10-Q or Form 10-K under the 1934 Act;
     (m) any material recall, field notification or field correction with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries;
     (n) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;
     (o) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer of the Company or any of its Subsidiaries or any Company Senior Employee, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any of its Subsidiaries or any Company Senior Employee, (iv) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its Subsidiaries or any Company Senior Employee;
     (p) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or
     (q) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.
     Section 4.11 . No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:
     (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto,
     (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and
     (c) liabilities or obligations incurred in connection with the execution of this Agreement.

     Section 4.12 . Compliance with Laws and Court Orders. Neither the Company nor any of its Subsidiaries is in violation of or has violated any Applicable Law that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to, or has been threatened to be charged with or given notice of, any violation of any Applicable Law, where a violation thereof would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.13 . Litigation; Investigations. There is no action, suit or proceeding pending (or investigation of which the Company is aware) against or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby. There have not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any Third Party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.
     Section 4.14 . Agreements, Contracts and Commitments. (a) For purposes of this Agreement, the term “Company Material Contracts” shall mean any contract, agreement, lease, license, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other instrument, obligation or commitment to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets are bound, and which:
          (i) has a remaining term of more than one year from the Original Execution Date and (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the payment or receipt of money in excess of $100,000 per year;
          (ii) involves the payment or receipt of money in excess of $100,000 in any year, other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice;
          (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other

Person, engage in any line of business or compete with any Person or operate at any location;
          (iv) was made with any director or officer of the Company or any Company Senior Employee, or any service, operating or management agreement or arrangement with respect to any of the Company’s assets or properties (whether leased or owned), other than those that are terminable by the Company on no more than thirty (30) days’ notice without liability or financial obligation to the Company;
          (v) is a dealer, distributor, joint marketing or development agreement under which the Company has continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which the Company has continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by the Company;
          (vi) includes indemnification, guaranty or warranty provisions other than those contained in contracts entered into in the ordinary course of the Company’s business;
          (vii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;
          (viii) is a settlement agreement under which the Company has ongoing obligations; or
          (ix) is a Company Real Property Lease.
     (b) All of the Company Material Contracts that are required to be described in the Company SEC Reports (or to be filed as exhibits thereto) are so described or filed and are enforceable and in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies).
     (c) Section 4.14 of the Company Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Parent with respect to, all Company Material Contracts in effect as of the Original Execution Date other than the Company Material Contracts that are listed as an exhibit to the Company 10-K, a subsequent quarterly report on Form 10-Q or a subsequent current report on Form 8-K.
     (d) There is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Company Material Contracts and, to the

Knowledge of the Company, no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Company Material Contracts, which breach, violation or default referred to above would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.15 . Finders’ Fees. Except for RBC Capital Markets Corporation, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 4.16 . Opinion of Financial Advisor. The Company has received the written opinion of RBC Capital Markets Corporation, financial advisor to the Company for the purpose of providing such an opinion in connection with a business combination between the Company and Parent, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was, as of such date, fair to the Company’s stockholders from a financial point of view. A copy of such opinion has been provided to Parent for informational purposes only.
     Section 4.17 . Interested Party Transactions. (a) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, 5% or more stockholder, director or executive officer of the Company and (b) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would, in the case of either clause (a) or this clause (b), be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
     Section 4.18 . Intellectual Property. (a) For purposes of this Agreement, the term “Company Registered Intellectual Property” means all Registered Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.
     (b) Schedule 4.18(b) sets forth as of the Original Execution Date a true, complete and correct list of all Company Registered Intellectual Property. All of the Company Registered Intellectual Property is owned solely by the Company or exclusively licensed to the Company (as indicated on Schedule 4.18(b)) and no Registered Intellectual Property that ever was Company Registered Intellectual Property has been disposed of by the Company in the two years preceding the Original Execution Date.
     (c) The material Company Registered Intellectual Property is subsisting and has not expired or been cancelled, or abandoned.

     (d) There is no pending or, to the Company’s Knowledge, threatened, and at no time within the three years prior to the Original Execution Date has there been pending any, material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any Third Party or challenging the ownership, validity, enforceability or registrability of any material Intellectual Property owned by the Company.
     (e) The Company is not a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s rights to use any Intellectual Property owned by and material to the business of the Company as currently conducted, (ii) restrict the conduct of the business of the Company as currently conducted in order to accommodate any Third Party’s Intellectual Property rights, or (iii) permit Third Parties to use any Intellectual Property owned by and material to the business of the Company as currently conducted.
     (f) To the Knowledge of the Company, the conduct of the business of the Company as currently conducted does not infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any Third Party.
     (g) The Company has taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company that is material to the business of the Company as currently conducted.
     (h) To the Company’s Knowledge, no Third Party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company that is material to the business of the Company as currently conducted, and no Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any Third Party by the Company which remain unresolved.
     (i) The Company has not disclosed to any Third Party any material confidential source code for any product currently being marketed, sold, licensed or developed by the Company (each such product, a “Company Proprietary Product”) except for the third party source code escrow arrangements indicated on Schedule 4.18(i), nor is the Company obligated to make the source code for such Company Proprietary Product generally available pursuant to the terms of any open source license (including, but not limited to, the GNU General Public License).
     (j) The Company does not have any obligation to pay any Third Party any royalties or other fees in excess of $500,000 in the aggregate in calendar year 2005 or any annual period thereafter for the use of Intellectual Property and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.
     (k) The Company is not in violation of any material license, sublicense, agreement or instrument to which the Company is party or otherwise bound under which the Company derives rights to Intellectual Property that is material to the Company’s business as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company as currently conducted, nor, to the Company’s Knowledge, require the consent of any Governmental Authority or Third Party with respect to any such material Intellectual Property.
     (l) To the Knowledge of the Company, the Company is not a party to any agreement under which a Third Party would be entitled to receive or expand a license or any other right to any Intellectual Property of Parent or any of Parent’s Affiliates (excluding, for this purpose, the Company) as a result of the consummation of the transactions contemplated by this Agreement.
     Section 4.19 . Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (after giving effect to applicable extensions or waivers) in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.
     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.
     (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
     (d) There is no action, suit or proceeding pending (or investigation of which the Company is aware) against or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.
     (e) During the five-year period ending on the Original Execution Date, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.
     (g) Schedule 4.19(g) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.
     (h) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person (other than the group of which the Company is the parent), and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).
     Section 4.20 . Properties and Assets. (a) The Company has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens.
     (b) Section 4.20 of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. All material real property leases, licenses or other occupancy agreements to which the Company is a party (collectively, the “Company Real Property Leases”) are either filed as exhibits to the Company SEC Reports or complete copies thereof have been delivered to or made available to Parent. Section 4.20 of the Company Disclosure Schedule lists all Company Real Property Leases other than the Company Real Property Leases that are listed as an exhibit to the Company 10-K or a subsequent quarterly report on Form 10-Q.
     (c) (i) All Company Real Property Leases are in full force and effect (except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies), (ii) there is no existing default by the Company under any of the Company Real Property Leases, except such defaults as have been waived in writing, (iii) no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases, and (iv) to the Company’s Knowledge, there are no defaults of any obligations of any party other than the Company under any Company Real Property Lease, except in the cases of clauses (i) through (iv) for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.21 . Employee Benefit Plans. (a) Schedule 4.21 contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies)

and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).
     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code may rely on an opinion letter issued by the Internal Revenue Service for a prototype plan or has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.
     (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to bonus, severance or other pay or accelerate the time of payment or vesting of any benefit or trigger any funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.
     (f) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

     (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.
     (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.
     (i) To the Knowledge of the Company, there is no action, suit, investigation, audit or proceeding pending against, threatened against or involving any Employee Plan before any Governmental Authority.
     (j) The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the Original Execution Date. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the Original Execution Date), as of February 21, 2006, the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.
     Section 4.22 . Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
          (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no action, claim, suit, or proceeding is pending (nor is there any investigation of which the Company is aware) or, to the Knowledge of the Company, is threatened by any Governmental

Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;
          (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and
          (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance.
     (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted in the past five years of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the Original Execution Date.
     (c) Neither the Company nor any of its Subsidiaries owns, leases or operates or has, within the past five years, owned, leased or operated any real property in New Jersey or Connecticut.
     (d) For purposes of this Section 4.22, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.
     Section 4.23 . Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Massachusetts General Laws Chapter 110D. Neither Massachusetts General Laws Chapters 110D or 110F nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions; provided, however, that, for purposes hereof, Parent and Merger Subsidiary hereby specifically represent and warrant to the Company that neither of them is an “interested stockholder” in the Company, as such term is defined in Massachusetts General Laws Chapter 110F. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
ARTICLE 5
Representations and Warranties of Parent and Merger Subsidiary
     Subject to Section 11.05, Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

     Section 5.01 . Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Parent has heretofore delivered or made available (including through the SEC’s EDGAR system) to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.
     Section 5.02 . Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary. No vote of the holders of Parent’s capital stock is necessary in connection with the consummation of the Merger.
     Section 5.03 . Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger and the filing of articles of merger with respect to the Merger with the Delaware Secretary of State and the Massachusetts Secretary of State, respectively, and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.
     Section 5.04 . Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.
     Section 5.05 . Current Assets. The unaudited consolidated interim balance sheet of Parent as of March 31, 2006, included in Parent’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2006, fairly presents, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the current assets of Parent and its consolidated Subsidiaries as of the date thereof (subject to normal year-end adjustments).
     Section 5.06 . Disclosure Documents. The information to be supplied by Parent for inclusion in the Proxy Statement shall not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     Section 5.07 . Finders’ Fees. Except for Credit Suisse First Boston LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.
     Section 5.08 . Ownership of Merger Subsidiary; No Prior Activities. Merger Subsidiary is a direct wholly-owned subsidiary of Parent. Merger Subsidiary has engaged in no business activities other than as contemplated by this Agreement and has conducted its operations only as contemplated by this Agreement.
     Section 5.09 . No Stockholder Vote Required. No vote of the stockholders of Parent is necessary to approve this Agreement and the transactions contemplated hereby, including, without limitation, the assumption of the Company Stock Options as contemplated hereby.
     Section 5.10 . Absence Of Certain Changes. Since June 30, 2005, there has not been any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent’s ability to consummate the Merger.
     Section 5.11 . Financing. Parent has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Merger Consideration for all outstanding shares of Company Common Stock and to satisfy its obligations under Section 7.03.
ARTICLE 6
Covenants of the Company
     The Company agrees that:
     Section 6.01 . Conduct of the Company. From the Original Execution Date until the Effective Time or the earlier termination of this Agreement, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the Original Execution Date until the Effective Time or the earlier termination of this Agreement, except as expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:
     (a) enter into any contract, agreement, lease, license, note, bond, mortgage, indenture, guarantee, other evidence of indebtedness or other instrument, obligation or commitment of the type referred to in Section 4.14(a), Section 4.18(j) or Section 4.18(l);
     (b) adopt or propose to adopt any change to the Company’s articles of organization or bylaws;
     (c) reclassify, recapitalize, split, combine, exchange or readjust any shares of capital stock of the Company;
     (d) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;
     (e) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock, or any other ownership interest in the Company or any of its Subsidiaries, except in each case

(i) for the issuance of shares of Company Common Stock upon the exercise of the Company Stock Options outstanding as of the Original Execution Date in accordance with their terms, (ii) for the issuance of shares of Company Common Stock or rights to purchase Company Common Stock under the Company ESPP and (iii) the grant of Company Stock Options to employees and directors of the Company or its Subsidiaries in the ordinary course of business consistent with past practice in an amount not to exceed (x) an aggregate of 30,000 shares of Company Common Stock prior to June 1, 2006, and (y) an aggregate of 55,000 shares of Company Common Stock thereafter (inclusive of the 30,000 shares of Company Common Stock referred to in clause (x)); provided that (A) such Company Stock Options shall have an exercise price per share not less than the fair market value of Company Common Stock on the date of grant and (B) such Company Stock Options shall not be subject to accelerated vesting under any agreement or plan as a result of the consummation of the transactions contemplated by this Agreement or as a result of termination of employment;
     (f) amend any material term of any outstanding security of the Company or any of its Subsidiaries;
     (g) (i) grant any severance or termination pay to (or amend any existing arrangement with) any director, executive officer or employee of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice in connection with actual termination of any such individual in accordance with plans or policies listed on Schedule 4.21 or as otherwise disclosed on Schedule 4.21, (ii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or employee of the Company or any of its Subsidiaries (other than at-will offer letters with no severance or change of control provisions), (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, executive officer or employee of the Company or any of its Subsidiaries, (v) increase the compensation, bonus or other benefits payable to any director or executive officer of the Company or any of its Subsidiaries except for annual bonuses of up to $1,000,000 in the aggregate payable to executive officers of the Company and except for up to an aggregate of $180,000 of accrued compensation payable to non-employee directors or (vi) increase the compensation, bonus or other benefits payable to employees of the Company or any of its Subsidiaries that in an aggregate amount for all such employees that if annualized would exceed $2,500,000 (including, for this purpose, the annual bonus payments described in clause (v)), except that the Company may increase the compensation and other benefits (and otherwise grant ordinary course raises) to non-executive employees in the ordinary course consistent with past practice;

     (h) enter into any plan or agreement of merger or consolidation involving the Company or any of its Subsidiaries, or involving any acquisition by the Company or any of its Subsidiaries of a material amount of stock or assets of any other Person;
     (i) sell or otherwise dispose of any material subsidiary or sell, lease, license or otherwise dispose of any assets, securities or property in each case material to the Company and its Subsidiaries, on a consolidated basis, except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;
     (j) incur, assume or guarantee any material indebtedness for borrowed money;
     (k) create or otherwise incur any Lien on any asset of the Company or any of its Subsidiaries;
     (l) make any loan, advance or capital contribution in excess of $1,000,000 to or investment in any Person;
     (m) change any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act; or
     (n) authorize, agree or commit to do any of the foregoing.
     Section 6.02 . Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare the Proxy Statement and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.03(b), use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all material legal requirements applicable to such meeting.
     Section 6.03 . No Solicitation; Other Offers. (a) Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action that could reasonably be expected to facilitate, or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal, except to notify such Third Party as to the existence of these provisions, (iii) fail to make when required, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any public statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any Third Party any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal (except for confidentiality agreements under circumstances permitted by Section 6.03(b)).
     (b) Notwithstanding the foregoing, prior to receiving the Company Stockholder Approval, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party (or with the representatives of any Third Party) that, subject to the Company’s compliance with Section 6.03(a)(i), has made a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of September 23, 2005 between the Company and Parent (the “Confidentiality Agreement”); provided, however, that such confidentiality agreement shall not be required to, and shall not, contain any provisions that would prevent the Company from complying with its obligation to provide the required disclosure to Parent pursuant to this Section 6.03 (a copy of which confidentiality agreement shall be provided for informational purposes only to Parent), (iii) following a determination by the Board of Directors of the Company that such Acquisition Proposal is a Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company (which may be its current outside legal counsel, Sullivan & Worcester LLP), that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that the Board of Directors of the Company shall not recommend that the Company’s stockholders tender shares of capital stock in connection with any tender or exchange offer unless the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company (which may be its current outside legal counsel, Sullivan & Worcester LLP), that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.
     (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) or the last sentence of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after an executive officer or director of the Company first obtains Knowledge of the receipt by the Company (or any of its advisors) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries from any Third Party that a Person acting in good faith would reasonably believe is seeking to make, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the Original Execution Date with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.
     “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (with the references to “20% or more” contained therein being replaced with “75% or more”) on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of the Company’s financial advisor (which may be RBC Capital Markets Corporation) and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s stockholders than as provided hereunder and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

     Section 6.04 . Access to Information. From the Original Execution Date until the Effective Time or the earlier termination of this Agreement, and subject to Applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation; provided, however, that the Company shall not be required to provide to Parent or its representatives any of the information specified in Section 6.04 of the Company Disclosure Schedule (or access thereto) until the condition set forth in Section 9.01(c) has been satisfied or waived. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Neither the Company nor any of its Subsidiaries shall be obligated to provide access to, or to disclose, any information to Parent if the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided, however, that the parties will at Parent’s request use reasonable efforts to enter into a joint defense or similar agreement that permits access to such information by Parent while preserving the attorney-client privilege of the Company and its Subsidiaries.
     Section 6.05 . Tax Matters. (a) From the Original Execution Date until the Effective Time or the earlier termination of this Agreement, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.
     (b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

ARTICLE 7
Covenants of Parent
     Parent agrees that:
     Section 7.01 . Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
     Section 7.02 . Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.
     Section 7.03 . Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Massachusetts Law or any other Applicable Law or provided under the Company’s articles of organization and bylaws in effect on the Original Execution Date; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.
     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the Original Execution Date; provided that, in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay an aggregate premium in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the Original Execution Date.
     (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

     (d) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the articles of organization or bylaws of the Company or any of its Subsidiaries, or under Massachusetts Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     (e) The Surviving Corporation shall pay all reasonable costs and expenses, including attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 7.03, so long as such indemnified party undertakes in writing to reimburse the Surviving Corporation for such costs and expenses if it is finally determined by a court of competent jurisdiction that such indemnified party was not entitled to be indemnified hereunder.
     (f) Parent guarantees as primary obligor, and not as surety, the full and punctual performance of the Surviving Corporation’s indemnification obligations under this Section 7.03.
     Section 7.04 . Employee Benefits Plans. (a) For one year after the Effective Time, Parent will cause the employees of the Company and its Subsidiaries who continue employment with Parent after the Effective Time (the “Continuing Employees”) to have benefits (excluding equity compensation) that are substantially similar or more advantageous, in the aggregate, to the benefits provided by Parent or its subsidiaries to employees of Parent or its subsidiaries (and their eligible dependants) serving in comparable positions. Each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting under Parent’s plans for years of service with the Company (or any of its Subsidiaries) prior to the Effective Time. Subject to any third party insurer’s consent, Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived (to the extent not applicable under the Company’s Plans) and will provide credit for any co-payments and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time.
     (b) The Company shall terminate its Employee Stock Purchase Plan (the “Company ESPP”) prior to the Effective Time and shall either (i) amend the Company ESPP to cause the exercise of each outstanding purchase right under the Company ESPP no less than five Business Days prior to the Effective Time, with no further purchase period or offering period to commence under the Company ESPP following such date or (ii) cause all unused payroll deductions as of the date of such termination to be returned to participants in accordance with the terms of the Company ESPP. The Company employees who meet the eligibility requirements for participation in Parent’s Employee Stock Purchase Plan (“Parent ESPP”) shall be eligible to participate in the Parent ESPP starting with the first offering period of the Parent ESPP that begins after the Effective Time.
ARTICLE 8
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 8.01 . Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defending any lawsuits or other proceedings challenging this Agreement and (iv) satisfying the conditions to closing set forth under Article 9 hereof. The Company and Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the foregoing, and subject to the terms hereof, each of Parent and the Company agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the Original Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (c) Notwithstanding anything to the contrary herein, nothing in this Section 8.01 shall require either Parent or any of its Subsidiaries to: (i) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of the Company or its Subsidiaries or of Parent or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any contracts or agreements of the Company or its Subsidiaries or of Parent or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or its Subsidiaries or of Parent or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Authority, except in the case of clauses (i) through (iv) as would not, individually or in the aggregate, have an impact that is both material in comparison to, and adverse to, the benefits that would be reasonably expected to accrue to Parent from the Merger or the consummation of the transactions contemplated hereby.
     Section 8.02 . Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.
     (b) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare the Proxy Statement and the Company shall file with the SEC the Proxy Statement. Parent and the Company shall use their reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. Each of Parent and the Company will respond to any comments of the SEC as promptly as practicable after receipt thereof. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Proxy Statement is cleared by the SEC. Each of Parent and the Company shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC. Each of Parent and the Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 8.02 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any filing pursuant to Section 8.02(c), Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
     (c) Parent and the Company shall make all necessary filings with respect to the Merger under the 1933 Act, the 1934 Act, applicable state blue sky laws and the rules and regulations thereunder.
     Section 8.03 . Public Announcements. Parent and the Company shall consult with each other, and shall mutually agree, before issuing any press release, before making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and agreement.
     Section 8.04 . Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 8.05 . Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
     (c) any actions, suits, claims or proceedings commenced with a Governmental Authority or arbitrator (or investigations commenced of which the Company is aware) or, to the Knowledge of the Company, threatened against or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the Original Execution

Date, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.19, 4.21 or 4.22, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;
     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the condition set forth in Section 9.02(a) not to be satisfied; and
     (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
     provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.
     Section 8.06 . Certain Section 16 Matters. On or after the Original Execution Date and prior to the Effective Time, each of Parent and the Company shall take actions consistent with all current applicable interpretation and guidance of the SEC to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the 1934 Act to be exempt from the short-swing profit liability rules of Section 16(b) of the 1934 Act pursuant to Rule 16b-3 promulgated thereunder.
ARTICLE 9
Conditions to the Merger
     Section 9.01 . Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) the Company Stockholder Approval shall have been obtained in accordance with Massachusetts Law;
     (b) no Applicable Law shall prohibit the consummation of the Merger; and
     (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.
     Section 9.02 . Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) the Company shall have performed in all material respects all of its covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (A) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects (other than representations and warranties made as of a specified date or for a specified period, which shall be true and correct as of such specified date or for such specified period) and (B) that are qualified by materiality or Material Adverse Effect shall, disregarding all such qualifications and exceptions, be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date or for a specified period, which shall be true and correct as of such specified date or for such specified period), with only such exceptions as have not had and would not reasonably be expected to have over a commercially reasonable period of time (which period of time shall not be less than one year), individually or in the aggregate, a Material Adverse Effect on the Company and (iii) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;
     (b) there shall not have been instituted and be pending any action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole; and
     (c) there shall not have occurred or otherwise arisen before and be continuing as of the Effective Time any event, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
     Section 9.03 . Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

     (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its covenants hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement (A) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date) and (B) that are qualified by materiality or Material Adverse Effect shall, disregarding all such qualifications and exceptions, be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), with only such exceptions as have not had and would not reasonably be expected to have over a commercially reasonable period of time (which period of time shall not be less than one year), individually or in the aggregate, a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and
     (b) there shall not have occurred or otherwise arisen before and be continuing as of the Effective Time any event, change or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent’s ability to consummate the Merger.
ARTICLE 10
Termination
     Section 10.01 . Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written agreement of the Company and Parent;
     (b) by either the Company or Parent, if:
     (i) the Merger has not been consummated on or before August 28, 2006 (as such date may be extended pursuant to clause (A) of this Section 10.01(b)(i), the “End Date”); provided that (A) (x) if the SEC delivers comments on the Proxy Statement, either the Company or Parent may extend the End Date by up to 75 days after the date on which the SEC’s comments on the Proxy Statement have been resolved and (y) if on the End Date any of the conditions set forth in Section 9.01(b) (by virtue of any Applicable Law relating to antitrust or competition matters) or Section 9.02(b) (by virtue of an action or proceeding relating to antitrust or competition matters) has not been satisfied or waived but in each case all other conditions to the Closing have been satisfied or waived or could be satisfied on the date of such termination, then the Company may extend the End Date by up to 75 days; provided, however, that in no event shall the End Date be extended to later than November 22, 2006, and (B) the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement applicable to it has been the cause of, or resulted in, the failure of the Merger to be consummated by such time;

     (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or
     (iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;
     (c) by Parent, if:
     (i) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred;
     (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal;
     (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or
     (iv) the Company shall have willfully and materially breached its obligations under Sections 6.02 and 6.03; or
     (d) by the Company, if:
     (i) at any time prior to receiving the Company Stockholder Approval, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to terminate this Agreement in order to enter into a binding, definitive agreement with respect to a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; and provided further that (A) the Company shall have provided Parent with written notice of its intent to terminate this Agreement pursuant to this

Section 10.01(d)(i) at least three Business Days in advance of such termination, which written notice shall include the most current version of such agreement and a reasonably detailed summary of any other material terms and conditions relating thereto and (B) Parent does not make, within three Business Days of receipt of such written notice, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors (which may be RBC Capital Markets Corporation) and taking into account all the terms and conditions of such offer (including any break-up fees, expense reimbursement provisions and conditions to consummation), would, if consummated, result in a transaction at least as favorable to the Company’s stockholders as the transaction set forth in the Company’s written notice delivered pursuant to clause (A) above, it being understood that the Company shall not enter into any such binding, definitive agreement during such three Business Day period. The Company agrees to notify Parent promptly if its intention to enter into any such agreement referred to in Section 10.01(d)(i)(A) shall change at any time after giving such notification; or
     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.
     Section 10.02 . Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 11.04, 11.07, 11.08 and 11.09 (and the Confidentiality Agreement, subject to the terms thereof) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
Miscellaneous
     Section 11.01 . Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
KLA-Tencor Corporation
160 Rio Robles
San Jose, California 95134
Attention: General Counsel
Facsimile No.: (408) 875-2002
     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly, Esq.
William H. Aaronson, Esq.
Facsimile No.: (650) 752-2111
     if to the Company, to:
ADE Corporation
80 Wilson Way
Westwood, Massachusetts 02090
Attention: Chief Financial Officer
Facsimile No.: (781) 467-0500
     with a copy to:
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
Attention: William A. Levine, Esq.
Facsimile No.: (617) 338-2880
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02 . Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 11.03 . Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Common Stock.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 11.04 . Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (X) or clause (Y) of the definition thereof, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (Z) of the definition thereof, within two Business Days following such Payment Event, a fee of $15,000,000.
     “Payment Event” means (X) the termination of this Agreement by Parent pursuant to Section 10.01(c)(i), 10.01(c)(ii) or 10.01(c)(iv), (Y) the termination of this Agreement by the Company pursuant to Section 10.01(d)(i) or (Z) the termination of this Agreement pursuant to Section 10.01(b)(i) or 10.01(b)(iii); but only in the case of clause (Z) of this definition if (A) prior to the Company Stockholder Meeting, or the End Date, as the case may be, an Acquisition Proposal shall have been made, and (B) within 12 months following the date of such termination: (1) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (2) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (3) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Company Common Stock; or (4) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Company Common Stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.
     (c) The Company acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay any reasonable costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.
     (d) In the event (x) the Company terminates this Agreement pursuant to Section 10.01(b)(i) or Section 10.01(d)(ii) and (y) the sole reason the Merger has not been consummated by the End Date is that one of the conditions set forth in Section 9.01(b) or Section 9.03 has not been satisfied, Parent shall reimburse the Company promptly after such termination up to the amount of the applicable Reimbursement Cap for all reasonable, documented, out-of-pocket expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the Original Agreement, and preparation, filing and mailing of the Proxy Statement. If Parent fails promptly to pay any amount due to the Company pursuant to this Section 11.04(d), it shall also pay any reasonable costs and expenses incurred by the Company in connection with a legal action to enforce this Agreement that results in a final, non-appealable judgment against Parent for such amount. “Reimbursement Cap” means (i) $1,200,000, in the case of a termination under clause (x) above that occurs on or prior to July 13, 2006, (ii) $1,600,000, in the case of a termination under clause (x) above that occurs between July 14, 2006, and August 28, 2006, inclusive and (iii) $2,000,000, in the case of a termination under clause (x) above that occurs after August 28, 2006.
     Section 11.05 . Disclosure Schedule References; Original Execution Date Representations and Warranties. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the Company that are contained in (i) the corresponding Section of this Agreement and (ii) each other Section of this Agreement with respect to which it is reasonably clear from a reading of the exception or disclosure that such exception or disclosure is applicable to the representations and warranties contained in such other Section.
     (b) The parties agree that the representations and warranties set forth in Section 4.05 through Section 4.14, and Section 4.17 through Section 4.22, are made as of the Original Execution Date (not the date of this Agreement); provided that the foregoing does not mean such representations and warranties are “made as of a specified date” for purposes of Section 9.02(a).
     Section 11.06 . Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.
     Section 11.07 . Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 11.08 . Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.
     Section 11.09 . WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 11.10 . Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.11 . Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 11.12 . Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 11.13 . Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KLA-TENCOR CORPORATION
By:	/s/ Richard P. Wallace
	Name:	Richard P. Wallace
	Title:	Chief Executive Officer

ADE CORPORATION
By:	/s/ Brian C. James
	Name:	Brian C. James
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

SOUTH ACQUISITION CORPORATION
By:	/s/ Jeffrey L. Hall
	Name:	Jeffrey L. Hall
	Title:	President

      Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to the Merger Agreement have been omitted from this Exhibit 2.1:
Company Disclosure Schedule
Schedule 4.01 – Corporate Existence and Power
Schedule 4.04 – Non-Contravention
Schedule 4.05 – Capitalization
Schedule 4.06 – Subsidiaries
Schedule 4.10 – Absence of Certain Changes
Schedule 4.13 – Litigation; Investigations
Schedule 4.14 – Agreements; Contracts and Commitments
Schedule 4.17 – Interested Party Transactions
Schedule 4.18 – Intellectual Property
Schedule 4.19 – Taxes
Schedule 4.21 – Properties and Assets
Schedule 4.22 – Employee Benefit Plans
Schedule 4.23 – Environmental Matters
Schedule 6.04 – Access to Information
Schedule of Company Senior Employees
      Schedules referenced in the Merger Agreement that are not listed above contain no information and have accordingly been omitted from the above list.
Exhibits

Exhibit A –	Form of Voting Agreement (incorporated by reference to KLA-Tencor’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2006)
Exhibit B –   Form of Rule 145 Letter
Exhibit C –   Form of Parent Tax Representations Letter
Exhibit D –   Form of Company Tax Representations Letter